EXHIBIT 10.6
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT
FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED
AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).
Gas Sales and Purchase Agreement
MC Panhandle, Inc., Seller and MidCon Gas Services Corp., Buyer
TABLE OF CONTENTS

I.	DEFINITIONS	2

II.	COMMITMENT AND DEDICATION	3

III.	TERM	4

IV.	PRICE	5

V.	DELIVERIES	6

VI.	MEASUREMENT AND TESTING	6

VII.	WARRANTY OF TITLE	8

VIII.	SCHEDULING AND NOMINATIONS	8

IX.	QUALITY AND PROCESSING	8

X.	BILLING AND PAYMENT	9

XI.	FORCE MAJEURE	11

XII.	NOTICES	11

XIII.	OPTION TO LEASE	12

XIV.	MISCELLANEOUS	13

GAS SALES AND PURCHASE AGREEMENT
     This agreement is entered into effective this 1st day of July, 1997, by and between MC Panhandle, Inc., a Delaware corporation, hereinafter referred to as “Seller”, and MidCon Gas Services Corp., hereinafter referred to as “Buyer.”
     WITNESSETH:
     WHEREAS, Seller has the right to sell and dispose of certain gas produced from properties more particularly described herein and desires to sell same; and
     WHEREAS, Buyer desires to purchase and receive said gas under the terms set forth herein.
     Now, therefore, in consideration of the mutual covenants herein contained, Seller and Buyer do hereby agree as follows:
I. DEFINITIONS
     Unless specifically set forth to the contrary, the following terms shall have the meanings ascribed to them herein:
1.1.	British Thermal Unit (“Btu”). The term “British thermal unit” shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59°F) to sixty degrees Fahrenheit (60°F).

1.2.	Business Day. The term “Business Day” shall mean from 8:00 a.m. to 5:00 p.m.. Central Standard Time on any weekday excluding holidays.

1.3.	Buyer’s Processing Plant. The term “Buyer’s Processing Plant” shall mean the Stinnett Processing Plant currently owned by MidCon Gas Products Corp., located in the NW/4 of Section 1, T.T. RR Survey, in Moore County, Texas, any reconfiguration or replacement thereof, and any other functionally similar facility which Buyer may designate from time to time during the term hereof.

1.4.	Day. The term “Day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 A.M. Local Clock Time. The reference date for any Day shall be the date of the beginning of such Day.

1.5.	Delivery Point. The term “Delivery Point(s)” shall mean the point(s) at which Seller delivers Gas to the Buyer, or to Buyer’s designee for Buyer’s account, which shall be the outlet flange of Seller’s EFM located at or near the well(s).

1.6.	EFM. The term “EFM” shall mean electronic flow measurement and control equipment.

1.7.	Fuel. The term “fuel” shall mean the volume of Gas used for fuel by the Gathering Facilities and Seller’s Facilities located downstream of the Delivery Point(s), as stipulated in paragraph 4.2 hereof.

1.8.	Gas. The term “Gas” shall mean natural gas, or any mixture of hydrocarbons or of hydrocarbons and non-combustible gases, including helium, in a gaseous state, the quantity of which shall be determined on an MMBtu basis.

1.9.	Gathering Facility(ies). The term “Gathering Facility(ies)” shall mean any and all equipment used by Gatherer to gather Gas under this Agreement or any other gathering agreement including, but not limited to, pipe, meters, and field booster compression equipment and wet gas compression equipment located at Buyer’s Processing Plant.

1.10.	Gatherer. The term “Gatherer” shall mean Buyer or Buyer’s designee who delivers gas from the Point(s) of Delivery to the inlet of Buyer’s Processing Plant.

1.11.	Index. The term “Index” shall mean the first of the month index price for (**).

1.12.	Interest Rate. The term “Interest Rate” shall mean the lesser of (i) two percent (2%) over the per annum rate of interest announced from time to time by Citibank, N.A., as its “prime” rate for commercial loans, effective for such date as established from time to time by such bank or (ii) the highest rate permitted by applicable law.

1.13.	Mcf. The term “Mcf” shall mean 1,000 cubic feet of Gas measured at 14.73 psia and sixty degrees Fahrenheit (60°F).

1.14.	MMBtu. The term “MMBtu” shall mean 1,000,000 Btu.
II.	COMMITMENT AND DEDICATION

2.1.	Seller’s Dedication. Seller dedicates for sale to Buyer herein all of its interest in the Gas now or hereafter produced from the area set forth and described on Exhibit “A” attached hereto and made a part hereof from all producing formations from the surface to the base of the (**) as found in the existing (**) producing horizons (“Dedicated Formations”).

2.2.	Seller’s Reservations. Seller reserves the right to deepen, rework, plug or perform any other work on the gas, wells or property dedicated to Buyer herein at its sole discretion.

2.3.	New Wells — Dedicated Formations. For gas from new wells drilled by Seller on the dedicated acreage which is produced from the Dedicated Formations, Seller shall construct the facilities necessary to connect Seller’s well(s) to a mutually agreeable interconnection point on Gatherer’s existing gathering system. Following the installation of such facilities, Seller shall submit to Buyer an invoice identifying the costs incurred by Seller in constructing those facilities downstream of Seller’s production equipment (which equipment includes wellhead compression, if any). Buyer, within thirty (30) days of receipt of Seller’s invoice, shall reimburse Seller for twenty-five percent (25%) of the costs identified on such invoice.

2.4	New Wells — Other Formations. For gas from new or recompleted wells which is produced from other than the Dedicated Formations, Seller shall be permitted to solicit third-party offers to purchase such production. Upon receipt of any such third-party offers, Buyer shall have the right to purchase such production on the same terms and conditions as those offered to Seller by such third party.

2.5.	Buyer’s Commitment. Buyer shall take and purchase all gas tendered by Seller at the Point(s) of Delivery.
III.	TERM
3.1	The term of this Agreement shall be from the effective date hereof until (**) (“Primary Term”), and (**) thereafter. This contract may be terminated by either party at the end of the Primary Term or any anniversary date thereafter upon (**) prior written notice.

3.2	This Agreement supersedes that certain Gas Sales and Purchase Agreement between the parties dated December 1, 1996 as of the effective date hereof.

IV.	PRICE AND GATHERING CHARGES
4.1.	Base Price. The price payable by Buyer to Seller for all gas delivered at the Point(s) of Delivery shall be the (**), as adjusted pursuant to the Gathering Charge set forth in paragraph 4.2, below.

4.2	Gathering Charge. (**)
4.3	Redetermination of Gathering Charge. (**)

4.4.	Curtailment or Restrained Capacity. (**)
V.	DELIVERIES AND PRESSURES
5.1.	Title, Possession and Risk of Loss. As between Buyer and Seller, title, possession and control of the gas sold and purchased hereunder shall pass from Buyer to Seller at the Point(s) of Delivery. Prior to delivery, Seller shall be liable for any damages resulting from Seller’s possession of same, except for damages resulting from the gross negligence or willful misconduct of Buyer. Subsequent to delivery, Buyer shall be liable for all damages resulting from Buyer’s ownership and control of same, except for those damages resulting from the gross negligence or willful misconduct of Seller.

5.2.	Pressure Requirements. Buyer shall use its best efforts to maintain operating pressures prevailing at the Delivery Point(s) at (**). Buyer and Seller each agree that each will act as a prudent operator of their respective facilities in endeavoring to maintain such operating pressures to accommodate reasonable development of Seller’s reserves.
VI.	MEASUREMENT AND TESTING
6.1.	EFM as Custody Transfer Point. It is agreed between the parties that where EFM is currently operating or installed by Seller, that EFM will be the custody transfer point. New measurement facilities installed by Seller shall be EFM and shall meet current AGA standards. In order to minimize pulsation problems, the design and layout of new or relocated measurement facilities shall be approved by Buyer prior to installation. Seller will provide and transfer to Buyer within 48 hours of collection, gas measurement data via electronic transfer for all wells connected to Buyer’s Gathering Facilities. Additionally, Seller and Buyer agree that Seller shall be responsible for the performance of primary measurement. Seller shall provide buyer remote electronic access to EFM and compressor alarm polling computers for the purpose of downloading volume and alarm data. It is understood that electronic flow data, rather than charts, will be provided for audit purposes.
6.2.	Gas Sampling. Every six (6) months Seller or Seller’s designee shall collect spot gas samples and perform or have performed analysis, on such samples, for Seller’s well(s) connected to Gatherer’s Gathering Facilities. Seller or Seller’s Designee shall be responsible for data input of analysis information into Seller’s measurement facilities within seven (7) days from the date of analysis. Additionally Seller shall be responsible for providing the collection and analysis service within 72 hours from initial deliveries from all new Delivery Points on Gatherer’s Facilities. Seller will provide a hard (paper) copy record of all analysis to Buyer and Gatherer in a timely fashion. Buyer shall have the right to witness and Seller shall give Buyer sufficient notice to allow Buyer to witness all gas sampling conducted by Seller. Seller shall provide sufficient notice of such sampling to Buyer.

6.3.	Location of EFM with respect to Wellhead Compressors. Subsequent to the effective date hereof, any new installation or relocation of either EFM facilities or wellhead compression units that results in the EFM being located upstream of the wellhead compression unit will require adjustment to the fuel charge specified in paragraph 4.2(i).

VII.	WARRANTY OF TITLE
7.1.	Title. Seller warrants that Seller at the time of Delivery of Gas to Gatherer will have good title to all such Gas pursuant to contractual arrangements entered into prior to commencement of Service, and that it will deliver, or cause to be delivered, such Gas free from all liens, encumbrances and claims whatsoever. Seller will indemnify Buyer and save it harmless from all suits, actions, debts, liabilities, accounts, damages, costs, losses, and expenses (including attorneys’ fees and court costs) arising out of the adverse claim of any person or persons claiming ownership of any interest in the Gas or for any taxes, licenses, royalties, fees or charges which are applicable prior to the time of delivery of such Gas to Buyer.
VIII.	SCHEDULING AND NOMINATIONS
8.1.	Subject to Buyer’s obligation to take and purchase all volumes made available for sale by Seller hereunder, Seller recognizes Buyer’s interest in maintaining as constant a rate of flow as is reasonably possible. Seller shall provide Buyer with such advance notice as is reasonably possible of any material changes in volumes tendered (or to be tendered) to Buyer under this Agreement and will cooperate in providing Buyer whatever information is required by Buyer to accommodate Buyer’s obligations to nominate gas for gathering service with Gatherer.
IX.	QUALITY AND PROCESSING
9.1.	Quality. The Gas delivered and sold to Buyer hereunder shall be in its natural state and will meet the quality specifications of Gatherer from time to time. The current specifications of Gatherer are identified in Exhibit “B” attached hereto and made a part hereof. Notwithstanding the foregoing, Buyer also agrees to accept Gas tendered by Seller which does not meet Gatherer’s quality specification for water, nitrogen, and maximum Btu content until such time as Buyer or Gatherer determine that acceptance poses operational problems for Buyer or the Gatherer.

9.2.	Processing. Seller grants to Buyer the right to process all Gas produced from the Dedicated Formations during the term hereof. Except for the operation of traditional non-refrigerated wellhead mechanical separation equipment of the type generally in use in the industry, Seller shall not operate or allow to be operated any equipment to extract any liquefiable hydrocarbons from the Gas delivered hereunder prior to the Delivery Point(s).
X.	BILLING AND PAYMENT
10.1.	Invoicing. Seller shall submit to Buyer a statement and billing for the actual volumes (in MMBtus adjusted for actual delivery conditions) delivered at the Delivery Point(s) during the preceding month. Buyer shall, within the later of (**) of the receipt of such billing or the (**) day of the month, render to Seller, wire transfer payment of the amount billed by Buyer, less applicable Fuel charges incurred by Buyer, for the preceding month. Payment shall be made to the payment address provided in Article 11 of this Agreement.

10.2.	Disputed Billings. If Buyer, in good faith, disputes any part of any statement, Buyer shall pay the portion of such statement conceded to be correct. If the disputed billing is determined to be correct, it shall be paid within ten (10) business days of such determination, along with interest calculated at the Interest Rate from the original due date until the date paid. If an error is discovered in any billing, such error shall be adjusted within thirty (30) days of the determination thereof, provided that claims therefor shall have been made within two (2) years from the date of such billing.

10.3.	Late Payments. Should Buyer fail to pay part or all of the amount of any billing for gas delivered hereunder, Seller may impose interest calculated at the Interest Rate, from the due date until date of payment. If such failure to pay continues, Seller, in addition to any other remedy it may have and subject to the provisions of paragraph 10.2, above, may suspend deliveries hereunder upon thirty (30) day written notification to Buyer and may be released from the terms of this Agreement.

10.4.	Audit. Each party has the right, as its sole expense and during normal working hours, to examine the records of the other party as necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement. If any such examination reveals any inaccuracy in any statement, the necessary adjustments to such statement and the payments thereof will be promptly made; provided that no adjustment for any statement or payment will be made after the lapse of two (2) years from the rendition thereof; and provided further that this provision of this Agreement will survive any termination of the Agreement for a period of two (2) years from the date of such termination for the purpose of such statement and payment adjustments.
10.5.	Credit Worthiness. Seller shall not be required to perform or to continue deliveries if Buyer is or has become insolvent or who, at Seller’s request, fails within a reasonable period to demonstrate credit worthiness; provided, however, Buyer may continue to receive deliveries if Buyer prepays for such service or furnishes good and sufficient security, as determined by Seller in its reasonable discretion, in an amount equal to the cost of estimated gas deliveries under this Agreement for a two (2) month period. For purposes herein, the insolvency of Buyer shall be evidenced by the filing by Buyer, or any parent entity thereof, of a voluntary petition in bankruptcy or the entry of a decree or order by a court having jurisdiction in the premises adjudging the Buyer bankrupt or insolvent, or approving as properly filed, a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Buyer under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, or sequestrator (or other similar official) of the Buyer or of any substantial part of its property, or the ordering of the winding-up or liquidation of its affairs, with said order or decree continuing unstayed and in effect for a period of sixty (60) consecutive days.

XI.	FORCE MAJEURE
11.1.	In the event either Seller or Buyer is rendered unable, by an event of force majeure, to carry out wholly or in part its obligations under the provisions hereunder except payment obligations hereunder, it is agreed that if such Party gives written notification and full particulars of such event of force majeure to the other Party as soon as practicable after the occurrence of the cause relied on, then the obligations of the Party affected by such event of force majeure, other than the obligation to make payments then due or becoming due hereunder, shall be suspended from the inception and throughout the continuance of any such inability so caused, but for no longer period, and such event of force majeure shall, so far as practicable, be remedied with all reasonable dispatch. The term “force majeure” as employed herein shall mean any cause of any kind not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party could not have prevented or is unable to overcome.
XII.	NOTICES
12.1.	Any notice, statement, or bill provided for in this Agreement shall be in writing and shall be considered as having been given if delivered personally, by facsimile, or if mailed by United States mail, postage prepaid, to the following addresses, or any changed address if provided by the other Party:
To Buyer:

(I) Invoices for Gas:	MidCon Gas Services Corp.
P.O. Box 283
Houston, TX 77001-0283
Attention: Gas Purchase Accounting
Facsimile: (713) 963-3087

(II) Notices:	MidCon Gas Services Corp.
P.O. Box 283
Houston, TX 77001-0283
Phone: (713) 963-3700
Facsimile: (713) 963-5611

To Seller:

Notices:	MC Panhandle
c/o OXY USA Inc.
P.O. Box 300
Tulsa, OK 74102
Phone: (918) 561-_____

Payments:	MC Panhandle
c/o OXY USA Inc.
P.O. Box 300
Tulsa, OK 74102

Wire Transfers:	[to be provided]
     The above-referenced addresses may be modified at any time by either party by providing at least 30 days prior written notice to the other either via facsimile or first class mail.
XIII.	OPTION TO LEASE
13.1.	Option to Lease Gathering System. Seller shall have the option, exercisable on or before December 31, 1998, to lease a portion of Buyer’s gathering system by executing a Lease and License agreement in the form attached as Exhibit “D”. Such portion shall consist of the lines, drips, meters and field booster compressors up to the inlet of Buyer’s four wet gathering trunklines as more fully described in said Exhibit. The said lease will be effective January 1, 2000 and terminate concurrently with the sale of the gas hereunder. Should the requisite regulatory approvals set forth in 13.2 not be obtained prior to January 1, 2000, then such lease shall be effective the first day of the month following thirty (30) days after the receipt of such authorization.
13.2	Option Subject to Regulatory Approval; Contract Revisions. The option to lease set forth herein is subject to receipt by Natural Gas Pipeline Company of America receiving the requisite authorization to spindown the Gathering Facilities. Notwithstanding the provisions of 4.3(i), the parties recognize that should Seller exercise its option to lease such facilities, then certain contract modifications including, but not limited to gathering charges, fuel, pressures, measurement and testing shall be renegotiated by the parties in good faith to be effective with the effective date of the lease.

13.3.	Buyer to Provide Information. Buyer shall provide Seller, on a timely basis, all relevant information requested by Seller needed to evaluate whether to exercise its option herein. Such information shall include, but not be limited to, permits, licenses, rights-of-way, leases, easements and servitudes related to the Gathering Facilities.
XIV.	MISCELLANEOUS
14.1	Laws, Orders and Regulations. This Agreement and the respective rights and obligations of the Parties hereto is subject to all present and future valid laws, orders, rules and regulations of any legislative body, or duly constituted authority now or hereafter having jurisdiction and shall be varied and amended to comply with or conform to any valid rule, regulation, order, or direction of any board, tribunal, or administrative agency which affects any of the provisions of this Agreement.

14.2	Authority to Execute. The Parties represent and warrant that each party has the requisite power and authority to execute, deliver and perform this Agreement. Execution, delivery and performance of this Agreement by the Parties hereto and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action.

14.3.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and no other representations, memoranda, agreements or other matter, oral or written, prior to the date hereof, shall vary, alter or aid in the interpretation of the provisions hereof.

14.4.	No Third-Party Beneficiary. There is no third party beneficiary to this Agreement, and the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a Party or not bound as a Party, or not a successor or assignee of a Party bound to this Agreement.

14.5.	Amendments in Writing. All modifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement, shall be in writing, and executed with the same formality as this Agreement.

14.6.	Waiver of Default. No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any subsequent default or defaults whether of a like or a different character.

14.7.	Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

14.8.	Headings. The headings used for the Articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement.

14.9.	Taxes. The Contract Price is inclusive of all royalties, production taxes, severance taxes, ad valorem taxes, or other sums now or hereafter levied on the production of the gas prior to its delivery to Buyer at the Delivery Point(s). All such taxes and royalties shall be borne and paid exclusively by Seller.

14.10.	Special Damages Waiver. THE PARTIES WAIVE ALL PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES FOR ANY BREACH OF THIS CONTRACT.
AGREED TO AND ACCEPTED this 6th day of November, 1997.

MidCon Gas Services Corp.		MC Panhandle, Inc.

By:	/s/ Steven M. Salato	By:	/s/

Title: Senior Vice President		Title: Attorney-In-Fact
Natural Gas Pipeline Company of America is executing this Agreement solely for the purposes of Article XIII hereof.
Natural Gas Pipeline Company of America

By:	/s/ C. E. DOULRAVA

Title: SVP

EXHIBIT “A”
(**)

EXHIBIT C
MONTHLY STATEMENT EXAMPLE

(**)

EXHIBIT “D”
Lease and License Agreement
     This Lease and License Agreement (“Agreement”) is made and entered into effective January 1, 2000, between Natural Gas Pipeline Company of America, a Delaware corporation (“Lessor”) and MC Panhandle, Inc., a Delaware corporation (“Lessee”).
     This Agreement sets forth, among other things, the terms and conditions upon which (i) Lessor demises and leases, subleases and licenses to Lessee and Lessee takes from Lessor certain pipeline facilities and related interests of Lessor and (ii) Lessor assigns to Lessee and Lessee assumes certain contractual rights and obligations.
     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Definitions. For purposes of this Agreement, including the schedules and exhibits attached hereto, the terms defined in this Article I have the following meanings assigned:
(a)	“Additions” means all Improvements not constituting Extensions, including, but not limited to equipment, machinery, pipeline, compressor stations, expansions of the system, loop lines, or related facilities and materials, that serve to improve the operation of the Leased Assets as they exist on the Commencement Date.

(b)	“Agreement” means this Lease and License Agreement, as

amended from time to time.
(c)	“Base Rent” means, for each twelve-month period during the Term, seven hundred thousand dollars ($700,000).

(d)	“Commencement Date” means January 1, 2000.

(e)	“Contracts” means the gas Purchase and Sales Agreements described on Schedule 2 hereto.

(f)	“Default” has the meaning assigned to such term in Section 17.1.

(g)	“Easements” means the easements, rights of way, benefits, servitudes, and leases described with more particularity on Schedule 1 hereto.

(h)	“Extensions” means Improvements that consist of natural gas pipelines that are extensions from, or connections to the Pipeline Assets, including interconnects or gathering systems, constructed after the Commencement Date.

(i)	“Improvements” means Additions and Extensions as defined herein.

(j)	“Term” has the meaning assigned to such term in Article IV.

(k)	“Leased Assets” means the Real Property and Pipeline.

(1)	“Leased Inventory” means the materials and supplies more particularly described on Schedule 1.

(m)	“Licensed Assets” means the Easements and the Permits.

(n)	“Permits” means the permits and licenses described with more particularity on Schedule 1 hereto.

(o)	“Pipeline” means the approximate 368-mile gathering system in Carson, Gray, Hutchinson, and Moore Counties, Texas, all

as more particularly described and shown in Exhibit “A”.

(p)	“Pipeline Assets” means the Leased Assets and the Licensed Assets in place as of the Commencement Date.

(q)	“Real Property” means the fee property and surface leases and easements described with more particularity on Schedule 1 hereto.

(r)	“Rent” means, collectively, Base Rent and Taxes payable by Lessee pursuant to Article V.

(s)	“Taxes” means all federal, state and local government taxes, assessments and charges of any kind or nature, whether general, special, ordinary or extraordinary, payable with respect to the Pipeline Assets, and all related improvements thereto or thereon and all machinery, equipment, fixtures and other facilities, including personal property, as may now or hereafter exist in or on the Pipeline Assets, including, without limitation, real estate and transit district taxes and assessments, impact fees, ad valorem taxes, personal property taxes, all taxes, assessments and charges in lieu of, substituted for, or in addition to, any or all of the foregoing taxes, assessments and charges, but excluding any federal, state or local government income or franchise taxes.

(t)	“Term” as it is defined in Article IV.

(u)	“Transfer” has the meaning assigned to such term in Section 16.1.

ARTICLE II
CONDITION AND OPERATION AND MAINTENANCE OF PIPELINE ASSETS
     2.1 Normal Operation and Maintenance. Subject to Section 2.2 below, Lessee shall be responsible for operation and maintenance of the Pipeline Assets throughout the Term.
     2.2 Extraordinary Repair or Replacement. Upon Lessor’s receipt of written notice from Lessee of the necessity for an extraordinary repair or replacement project (with an estimated total cost equal to or greater than $200,000) on the Pipeline Assets by July 1, 2000, the parties will enter into good faith negotiations and within 45 days of such notice reach a cost-sharing agreement on the project. In the event investigation discloses that the identified problem is attributable to pre-Commencement Date operations of the Pipeline Assets, then Lessor shall bear all of the financial responsibility for the project. In the event investigation discloses that the identified problem is attributable exclusively to post-Commencement Date operations, then Lessee shall bear all of the financial responsibility for the project. In the event responsibility for the identified problem cannot be readily ascertained or it is determined that both parties share some responsibility for the identified problem, then the parties shall share financial responsibility equally for the project.
     2.3 Election Not to Make Extraordinary Repair or Replacement. Notwithstanding Section 2.2, in the event Lessor is exclusively or partly responsible for an extraordinary repair or replacement project, and Lessor determines that the costs associated with the project represent an uneconomic activity as it pertains to this Agreement, Lessor may elect, upon written notice to Lessee received by Lessee no later than forty-five (45) days after Lessor’s receipt of Lessee’s notification under Section 2.2, to refuse to contribute to the project. In the event of such an election by Lessor, Lessee may elect to terminate the Agreement in its entirety if, within sixty (60) days of Lessor’s election to refuse to contribute to the project, Lessee gives written notice to Lessor.
ARTICLE III
DEMISE
     Lessor hereby leases the Leased Assets to Lessee and, to the extent permitted under the terms of the Easements and Permits, hereby licenses Lessee to utilize the Licensed Assets upon the terms, covenants and conditions set forth in this Agreement and in the Licensed Assets. Lessee covenants as a material part of the consideration for this Agreement to keep and perform each and all of the terms, covenants and conditions by it to be kept and performed pursuant to this Agreement.
ARTICLE IV
TERM
     Subject to the terms, covenants and conditions in this Agreement, the Term of the lease and license of the Pipeline

Assets by Lessee pursuant to this Agreement shall commence at 12:01 a.m. C.S.T. on the Commencement Date and end at 12:01 a.m. C.D.T. on July 1, 2012 (the “Term”).
ARTICLE V
RENT
     5.1 Lessee shall pay to Lessor by wire transfer according to the written instructions of Lessor or to such other person or entity or at such other place as Lessor may from time to time direct in writing, all amounts due Lessor from Lessee hereunder, including, without limitation, Base Rent. For the duration of the Term and except as specifically provided in this Agreement, Base Rent and Taxes shall be paid without abatement, deduction or setoff of any kind.
     5.2 Base Rent for each twelve (12) month period shall be payable in advance in equal semi-annual installments, on or before each June 30 and December 31st for the six-month period commencing the next day, with the first semi-annual payment due January 1, 2000.
     5.3 In addition to Base Rent, Lessee shall pay directly to the appropriate governmental entity all Taxes assessed relating to the Pipeline Assets for periods which occur in whole or in part during the Term. As to any Taxes assessed for periods which do not occur entirely within the Term, Lessee shall pay to Lessor a pro rata share of such Taxes determined by multiplying the total amount of Taxes assessed for such period by a fraction the numerator of which is the number of days of the Term included in the period to which the assessment applies and the denominator of which is the total number of days in the period to which the assessment applies. Lessor shall provide to Lessee written statements of all Taxes assessed, promptly following receipt thereof by Lessor. Lessee shall provide Lessor with receipts and other sufficient proof of the payment of such Taxes payable hereunder within fourteen (14) days of the date such Taxes are due or the thirtieth day following Lessee’s receipt of Lessor’s invoice for such Taxes. Lessee’s obligation to pay the Taxes which accrue during the Term shall survive the expiration or termination of this Agreement. At Lessee’s sole expense and with the cooperation of Lessor, Lessee shall have the right to contest or protest the valuations of property and tax assessments by taxing entities and all other such matters affecting ad valorem or other tax assessments against the Pipeline Assets.
ARTICLE VI
USE OF PIPELINE ASSETS
     6.1 Lessee shall use and occupy the Pipeline Assets solely for the receipt, delivery, transportation and exchange of natural gas, or any other activity traditionally associated with natural gas gathering and for the repair, operation and maintenance of the Pipeline Assets in furtherance of the foregoing, and for no other use or purpose. Lessee may enter into contracts pursuant to which Lessee receives, delivers, transports or exchanges for the account of third persons natural gas in and through the Pipeline Assets provided that, to the extent the term of any purchase or sales contract extends beyond the Term, Lessor may elect to assume any such contract. In the event Lessor elects not to assume any such purchase or sales contract, then Lessor agrees to provide transportation, on market responsive terms and conditions, to Lessee for all volumes of gas associated with such non-assumed contract(s) provided that Lessor shall have no obligation to increase the system capacity or install compression to provide such transportation service. With respect to transportation contracts entered into by Lessee during the Term, the effectiveness of any of such contracts shall not extend beyond the Term, but may be coextensive therewith.
     6.2 Lessee shall be responsible for operating, maintaining and preserving the Pipeline Assets during the Term (including without limitation making all payments under and complying with all terms and conditions of the Permits and Easements) and shall conduct all such operations and maintenance in full compliance with all applicable laws, ordinances, rules and regulations of governmental authorities and all terms and conditions of the Easements and the Permits. Lessee shall use and operate the Pipeline as a gathering system and shall not use or operate the Pipeline in a manner that would subject the Pipeline or Lessor to regulation by the Federal Energy Regulatory Commission as an interstate pipeline or a natural gas company under the Natural Gas Act of 1938, respectively.
     6.3 Subject to its compliance with the other provisions of this Agreement, Lessee shall have sole and exclusive control over the day to day operation and maintenance of the Pipeline Assets, including, without limitation, the duty to perform all dispatching, measurement, leak detection, surveys, cathodic protection, monitoring, inspections, right-of-way maintenance, line locates, pigging, routine repair, supervision of personnel, and safety monitoring. In addition, Lessee shall have the right to remove, relocate or redeploy pipe, meter equipment, or other associated pipeline facilities for use on the Pipeline Assets. Subject to Section 2.2, all expenses of operation and maintenance shall be borne by Lessee. Lessee shall maintain the Pipeline Assets in good working order, making such repairs to the Pipeline Assets as may be appropriate to receive, transport, exchange and deliver natural gas. Upon termination of this Agreement the Pipeline Assets shall be returned to Lessor in substantially the same condition as on the Commencement Date, normal wear and tear excepted. Lessee shall retain ownership and be permitted to remove any Additions it has made to the Pipeline Assets in accordance with Section 7.1, provided any such removal shall not impair the operating capabilities of the Pipeline Assets as measured by its capabilities on the Commencement Date. Lessee’s permitted removal of Additions shall be completed within ninety (90) days of contract termination, otherwise the Addition shall, at Lessor’s option, become Lessor’s property.
ARTICLE VII
ADDITIONS
     7.1 Before commencement of any Addition having an

estimated cost in excess of $100,000 in or to the Pipeline Assets, Lessee shall furnish to Lessor a description of the intended project and such other documentation as Lessor shall reasonably request. All such Additions shall be completed (i) in compliance with all applicable laws, ordinances, rules and regulations of governmental bodies, and with the terms and provisions of the Permits and Easements and (ii) in a good and workmanlike manner and with the use of good grades of materials. Lessee agrees to hold Lessor, its agents, officers, servants and employees forever harmless against all claims, liabilities, losses and expenses (including reasonable attorney fees) of every kind, nature and description which may arise out of or in any way be connected with any such Additions. Lessee shall pay the cost of all such Additions and the cost of altering the Pipeline Assets occasioned by any such Additions. All Additions shall be the property of Lessee. Upon completion of any Addition, Lessor shall have the right to audit Lessee’s records to verify compliance with this Article VII, including allowing the inspection of the as-built plans, contractors’ affidavits, full and final waivers of lien, and receipted bills covering all labor and materials expended and used in connection with such Additions.
     7.2 Without limitation of the provisions of Section 7.1, Lessee agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Pipeline Assets. In case any such lien shall be filed, Lessee shall immediately satisfy and release such lien of record. If Lessee shall fail to have such lien immediately satisfied and released of record, Lessor may, on behalf of Lessee, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Lessor may have, pay the same and Lessee shall pay Lessor on demand the amount so paid by Lessor.
ARTICLE VIII
CONDITION OF PIPELINE ASSETS
     Subject to the terms and conditions of this Agreement, Lessee shall, at its own expense, keep the Pipeline Assets safe and in good repair and condition and shall expeditiously notify Lessor of all damage to the Pipeline Assets or other events reportable to any state or federal regulatory authority, and shall pay all costs of repair of all such damage. If Lessee does not promptly and adequately make such repairs or replacements, Lessor may, at its sole option, make such repairs and replacements and Lessee shall pay Lessor the cost thereof on demand.
ARTICLE IX
SURRENDER
     At the termination of this Agreement by lapse of time or otherwise, Lessee shall surrender possession of the Pipeline Assets to Lessor and return the Pipeline Assets to Lessor in substantially the same condition as when Lessee originally took possession, normal wear and tear excepted.
ARTICLE X
DAMAGE OR DESTRUCTION AND MAJOR REGULATORY CHANGE
     10.1(a) Damage or Destruction. If, during the Term, part or all the Pipeline Assets are damaged or destroyed to such an extent that the Pipeline Assets are rendered substantially unavailable for use for the purposes specified in Section 6.1, either party may, by written notice to the other given within thirty (30) days after such damage or destruction, terminate this Agreement. Such termination shall become effective as of the date of such damage or destruction.
            (b) In the event of damage or destruction within the meaning of Section 10.1 (a) and neither party has elected to terminate this Agreement pursuant to that Section, then Lessor, subject to the terms and conditions of this Agreement, shall undertake restoration and repair of the Pipeline Assets to their pre-damage condition with reasonable promptness. If Lessor fails to commence such restoration or repair within ninety (90) days after the damage or destruction or fails to diligently complete the restoration or repair of the Pipeline Assets thereafter, then Lessee may, by giving written notice thereof to Lessor, either terminate this Agreement (prior to the substantial completion of the restoration or repair) or undertake such repairs itself. Termination of the Agreement pursuant to this paragraph 10.1(b) shall be effective as of the fifth (5th) day after receipt of said notice by Lessor. If Lessee undertakes the restoration or repair, in no event shall Lessor possess the right to terminate the Agreement under this Section 10.1.
          (c) In the event of damage or destruction within the meaning of Section 10.1 (a), Lessee’s liability for Base Rent and Taxes shall abate from date of the casualty until the Pipeline Assets are ready for use and reasonably accessible to Lessee.
          (d) Notwithstanding anything to the contrary in this Section 10.1, Lessee shall not have the right to terminate this Agreement and its liability for Rent and Taxes shall in no event abate if such casualty was caused by Lessee, its contractors, subcontractors, employees, or agents.
     10.2 Limitations on Lessor’s Obligations to Restore or Repair. If Lessor repairs or restores the Pipeline Assets as provided in Section 10.1 above, Lessor shall not be required to repair or restore any Additions or Extensions to the Pipeline Assets previously made by or on behalf of Lessee or any trade fixtures, furnishings, equipment or personal property belonging to or installed by Lessee.
     10.3 Major Regulatory or Legal Change. If during the Term of the Agreement, a major regulatory or legal change effectively renders the Pipeline Assets substantially unavailable for use for the purposes specified in Section 6.1, either party may terminate this Agreement upon 30 days prior written notice.
     10.4 Proration of Rent and Taxes. In the event of termination of the Agreement pursuant to this Article X, Base Rent and Taxes shall be prorated on a per diem basis and paid only to the date of the damage or destruction or the effective date of the major regulatory or legal change, whichever is applicable.
ARTICLE XI
EMINENT DOMAIN
     11.1 In the event that the whole or a substantial part of the Pipeline Assets shall be condemned or taken in any manner for any public or quasi-public use (or sold under threat of such taking), this Agreement shall terminate as of the date possession is taken.
     11.2 If less than a substantial part of the Pipeline Assets shall be so condemned or taken (or sold under threat thereof) and after such taking the Pipeline Assets can be used for the same purposes as prior thereto, the Term shall cease only as to the part so taken as of the date possession shall be taken by such authority, and Lessee shall pay full Rent up to that date (with appropriate refund by Lessor of such Rent attributable to the part so taken as may have been paid in advance for any period subsequent to the date possession is taken) and thereafter Rent shall be equitably adjusted to reflect the reduction in the Pipeline Assets by reason of such taking.
     11.3 Subject to Section 11.2, Lessor shall be entitled to receive the entire award, including the damages for the property taken and damages to the remainder, with respect to any condemnation proceedings affecting the Pipeline Assets, except that Lessee shall be entitled to the portion of the award or damages allocable to the Additions and Extensions.
ARTICLE XII
INDEMNIFICATION
     12.1 To the extent not expressly prohibited by law, Lessee agrees to hold harmless and indemnify Lessor, and any of Lessor’s agents, officers, servants and employees against claims and liabilities, including reasonable attorneys’ fees, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Pipeline Assets arising from Lessee’s occupancy of the Pipeline Assets or the conduct of its business or from activity, work, or things done, permitted or suffered by Lessee in or about the Pipeline Assets, or from any breach or default on the part of Lessee, its affiliates, employees, agents, contractors and subcontractors in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to the terms of this Agreement or due to any other act or omission of Lessee, its agents or employees. In the event any action or proceeding is brought against Lessor, or its officers, servants or employees by reason of any such claims, then, upon notice from Lessor, Lessee covenants to defend such action or proceeding at Lessee’s expense by counsel reasonably satisfactory to Lessor.
     12.2 To the extent not expressly prohibited by law, Lessor agrees to hold harmless and indemnify Lessee, and any of Lessee’s agents, officers, servants and employees against claims and liabilities, including reasonable attorneys’ fees, for injuries to all persons and damage to or theft or misappropriation or loss of property occurring in or about the Pipeline Assets arising from the conduct of its business or from activity, work, or things done, permitted or suffered by Lessor, its affiliates, employees, agents, contractors and subcontractors in or about the Pipeline Assets prior to the Commencement Date, or from any breach or default on the part of Lessor in the performance of any covenant or agreement on the part of Lessor to be performed pursuant to the terms of this Agreement or due to any other act or omission of Lessor, its agents or employees. In the event any action or proceeding is brought against Lessee, or its officers, servants or employees by reason of any such claims, then, upon notice from Lessee, Lessor covenants to defend such action or proceeding at Lessor’s expense by counsel reasonably satisfactory to Lessee.
     12.3 Environmental Indemnifications. Lessee agrees to hold harmless and indemnify Lessor, and any of Lessor’s agents, officers, servants and employees for claims of damage, degradation or other harm to the environment, natural resources, wildlife, habitat, other ecologically sensitive area, or persons, arising by virtue of a spill, release, discharge, venting or other disposal that occurs after the Commencement Date and as a result of Lessee’s operation of the Pipeline Assets. Likewise, Lessor agrees to hold harmless and indemnify Lessee, and any of Lessee’s agents, officers, servants and employees for claims of damage, degradation or other harm to environment, natural resources, wildlife, habitat, other ecologically sensitive areas, or persons, arising by virtue of a spill, release, discharge, venting or other disposal that occurs or originates prior to the Commencement Date and as a result of Lessor or its affiliate’s operation of the Pipeline Assets. The indemnifications granted hereunder shall include all claims and liabilities, including reasonable attorney and consultant fees and costs, associated with the relevant claim of damage, degradation, or other harm.
ARTICLE XIII
INSURANCE; WAIVER OF SUBROGATION
     13.1 Upon execution of this Agreement, Lessee shall furnish evidence in a form satisfactory to Lessor of the following insurance coverage:
          (a) Comprehensive General Liability: Five million dollars $5,000,000.00 combined single limit (including broad from property damage, blanket contractual liability, products and completed operations, and owners and contractors protective insurance with “x”, “c” and “u” exclusions deleted) for bodily injury, death and property damage, including Lessor, its directors, officers, agents and employees as additional insureds.
          (b) Automobile: Five million dollars ($5,000,000.00) combined single limit for bodily injury, death and property damage, including Lessor, its directors, officers, agents and employees as additional insureds.
          (c) Worker’s Compensation and Employer’s Liability: Workers’ compensation, statutory levels; employer’s liability,

$500,000.00 per occurrence including a waiver of subrogation in favor of Lessor.
     13.2 Coverage required by 13.1 (a) through (c) shall be evidenced by certificates of insurance from companies satisfactory to Lessor, delivered to Lessor upon Lessee’s execution of this Agreement, and thereafter from time to time at Lessor’s request, showing the requisite liability limits and containing a clause obligating the insurer to provide Lessor with thirty (30) days notice of cancellation or material change in coverage. The coverage afforded additional insureds, pursuant to this Article XIII, shall be primary insurance with respect to any insurance that is applicable to the additional insureds. If the additional insureds have other insurance that it is applicable to the loss, such other insurance shall be on an excess basis. Lessee shall promptly report in writing to Lessor all accidents, claims, suits or threats of litigation arising out of, or in connection with, the performance of this Agreement.
     13.3 Any policies of insurance required to be maintained by Lessee under the terms of this Agreement shall contain waiver of subrogation clauses in form and content satisfactory to Lessor.
ARTICLE XIV
LESSOR’S RIGHT OF ACCESS
     Lessor and its representatives shall have the right, upon 24 hours notice, (i) to inspect the Pipeline Assets at all reasonable times and (ii) to inspect at all reasonable times all records of Lessee relating to the operation, maintenance and repair of the Pipeline Assets.
ARTICLE XV
CONTRACTS
     Purchase and Sales Agreements. Lessee agrees to transport for Lessor volumes of gas delivered to the Pipeline from those contracts described on Schedule 2. Lessee shall deliver at no cost to Lessor equivalent MMBtu to the outlet of the Pipeline facilities or other mutually acceptable point as may be agreed upon. Should volumes delivered from these contracts materially increase from the volumes existing on the Commencement Date then Lessee and Lessor shall endeavor in good faith to mutually agree to reasonable compensation to Lessee for such increased transport volumes.
ARTICLE XVI
TRANSFER OF LESSEE’S INTEREST
     16.1 Lessee shall not sell, assign, encumber, mortgage or transfer this Agreement or any interest herein or in the Pipeline Assets or any part thereof, or allow any transfer thereof or any lien upon any of such interest of Lessee by operation of law or otherwise to any person or entity other than an affiliate or subsidiary of Lessee (collectively, a “Transfer”), without the prior written consent of Lessor, which, Lessor may withhold in the exercise of its absolute discretion. Any Transfer which is not in compliance with the provisions of this Article XVI shall, at the option of Lessor, be void and of no force or effect.

     16.2 If Lessee shall Transfer the Pipeline Assets or any part thereof, Lessee shall be responsible for all actions and neglect of the transferee and its officers, partners, employees, agents, guests and invitees. Nothing in this Section 16.2 shall be construed to relieve Lessee from the obligation to obtain Lessor’s prior written consent to any proposed Transfer.
     16.3 The consent by Lessor to any Transfer shall not be construed as a waiver or release of Lessee from liability for the performance of all covenants and obligations to be performed by Lessee under this Agreement, and Lessee shall remain liable therefor, nor shall the collection or acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Lessee from any of its obligations or liabilities under this Agreement. Any consent given pursuant to this Article XVI shall not be construed as relieving Lessee from the obligation of obtaining Lessor’s prior written consent to any subsequent Transfer.
     16.4 Neither this Agreement nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Lessee or any assignee for the assignment of the benefit of creditors of Lessee.

ARTICLE XVII
DEFAULT: RIGHTS AND REMEDIES
     17.1 The occurrence of any one or more of the following matters constitutes a default by Lessee under this Agreement unless cured, or agreed upon arrangements for cure are made, as specified below (“Default”):
     (a) Failure by Lessee to pay, within five (5) days after the due date, any Rent or any other amounts due and payable by Lessee under this Agreement;
     (b) Failure by Lessee to cure forthwith, within 30 days of notice thereof from Lessor, any hazardous condition that Lessee has created in violation of law or of this Agreement;
     (c) Failure to cure within 30 days of notice of a failure of Lessee to observe or perform any covenant, agreement, condition or provision of this Agreement;
     (d) The levy upon execution or the attachment by legal process of the leasehold interest of Lessee, or the filing or creation of a lien in respect of such leasehold interest which has not been cured within 30 days of notice;
     (e) Lessee becoming insolvent or bankrupt or admitting in writing its inability to pay its debts as they mature, making an assignment for the benefit of creditors, or applying for or consenting to the appointment of a trustee or receiver for itself or for all or a part of its property;
     (f) Proceedings for the appointment of a trustee, custodian or receiver of Lessee or for all or a part of Lessee’s property being filed against Lessee and not being dismissed within thirty (30) days; or
     (g) Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, being instituted by or against Lessee, and, if instituted against Lessee, being allowed against Lessee or being consented to by Lessee or not being dismissed within sixty (60) days thereof.
     17.2 If a Default occurs then Lessor shall have the following rights and remedies, which shall be distinct, separate and cumulative, and which may be exercised by Lessor concurrently or consecutively in any combination:
     (a) Lessor may terminate this Agreement by giving to Lessee written notice of the Lessor’s intention to do so, in which event the Term shall end, and all rights, title and interest of Lessee hereunder shall expire, on the date stated in such notice; and
     (b) Lessor may enforce the provisions of this Agreement and may enforce and protect the rights of Lessor hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, including injunctive relief and recovery of all payments due and damages from Lessee.
     17.3 If Lessor exercises the remedy provided for in subparagraph (a) of Section 17.2, Lessee shall surrender possession and vacate the Pipeline Assets immediately and deliver possession thereof to Lessor, and Lessor may then, or at any time thereafter, re-enter and take complete and peaceful possession of the Pipeline Assets, with or without process of law, full and complete license to do so being granted to Lessor, without relinquishing Lessor’s right to Base Rent or any other right given to Lessor hereunder.
     17.4 Lessee shall pay all costs, charges and expenses, including court costs and reasonable attorneys’ fees incurred by Lessor or its beneficiaries in enforcing Lessee’s obligations under this Agreement or, in the exercise by Lessor of any of its remedies in the event of a Default.
     17.5 Notwithstanding any provision of applicable law governing the sale or leasing of goods, the defaults, rights and remedies of each of the parties hereto shall be limited to those specified in this Agreement.
ARTICLE XVIII
HOLDING OVER
     If Lessee retains possession of the Pipeline Assets or any part thereof after the termination of the Agreement by lapse of time or otherwise, Lessee shall, at the option of Lessor, become a tenant from month to month and shall pay Lessor monthly rent, at one-sixth of the Base Rent plus the applicable Taxes last in effect, computed on a per month basis, for each month or part thereof (without reduction for any such partial month) that Lessee thus remains in such possession. As a month to month tenant, Lessee shall be subject to all the terms, conditions, covenants and agreements hereunder. Nothing herein contained shall preclude Lessor from terminating such month to month tenancy. The provisions of this Article XVIII do not exclude

Lessor’s right of re-entry or any other right hereunder.
ARTICLE XIX
NOTICES AND DEMANDS
     All notices, demands, approvals, consents, requests for approval or consent or other writings in this Agreement provided to be given, made or sent by either party hereto to the other (“Notice”) shall be in writing and shall be deemed to have been fully given, made or sent when made by personal service or deposited in the United States mail certified or registered and postage prepaid and properly addressed as follows:

To Lessor:	Natural Gas Pipeline
Company of America
701 E. 22nd Street
Lombard, Illinois 60148
Attn: Sr. Vice President
Transmission
Facsimile No.: (708) 691-3829

To Lessee:	MC Panhandle, Inc.
c/o Oxy USA Inc.
P. O. Box 300
Tulsa, Oklahoma 74102
Facsimile No.: (918) 561-3561
The address to which any Notice should be given, made or sent to either party may be changed by written notice given by such party as above provided.
ARTICLE XX
CONSTRUCTION OF AGREEMENT
     20.1 (a) The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and neither strictly for nor against either Lessor or Lessee.
          (b) Article headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way defining, limiting, amplifying, construing, or describing the provisions hereof.
          (c) Unless the context otherwise requires “or” is not exclusive. Unless the context otherwise requires an accounting term not otherwise defined has the meaning assigned to it in accordance with accounting principles and practices that are generally accepted in the United States of America and have been consistently applied by either of the parties.
          (d) Time is of the essence of this Agreement and of every term, covenant and condition hereof.
          (e) All of the covenants of Lessee and Lessor hereunder shall be deemed and construed to be “conditions” as well as “covenants” as though the words specifically expressing or importing conditions were used in each separate instance.
          (f) Subject to Section 10.3, Lessor and Lessee agree that in the event any term, covenant or condition herein contained (other than with respect to the payment of Rent) is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.
     20.2 Except as specifically provided in this Agreement or

in the Exhibits and Schedules hereto for the Term of this Agreement, Lessor makes no warranties to Lessee, express or implied, that the Pipeline Assets are of any particular nature or quality, or have any particular capabilities or condition. LESSOR MAKES NO WARRANTY THAT THE PIPELINE ASSETS ARE MERCHANTABLE OR THAT THEY WILL BE FIT FOR A PARTICULAR PURPOSE.
ARTICLE XXI
BROKERS
     Lessee represents and warrants to Lessor that Lessee has not engaged or dealt with, directly or indirectly, any broker in connection with this Agreement, and agrees to indemnify and hold harmless Lessor from and against any and all claims or demands, damages, liabilities and expenses of any type or nature whatsoever arising by reason of the incorrectness or breach of the aforesaid representation and warranty.
ARTICLE XXII
MISCELLANEOUS
     22.1 Subject to the provisions of Article XVI, all terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and shall apply to the respective heirs, executors, administrators, successors, assigns and legal representatives of Lessor and Lessee.
     22.2 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
     22.3 Any amount due hereunder shall bear interest after

default in the payment thereof at the annual rate of three percent (3%) above the corporate base rate as announced by Chemical Bank from time to time, or if the use of the corporate base rate is discontinued by Chemical Bank, such other rate as may thereafter be announced from time to time by Chemical Bank or any other major bank in New York, New York selected by the non-defaulting party as a measure of the cost to such bank’s borrowers of short-term commercial loans, until said past due amount shall be paid by defaulting party to the non-defaulting party or, in the absence of any such rate, 12% per year or, if less, the maximum rate of interest Lessor shall be permitted lawfully to charge.
     22.4 No waiver of any provision of this Agreement shall be implied by any failure of Lessor or Lessee to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and in that event only for the time and in the manner specifically stated. Unless otherwise agreed to in writing, no receipt of monies by either party hereto from the other after the termination of this Agreement will in any way alter the length of the Term or Lessee’s right of possession hereunder or, after the giving of any notice, shall reinstate, continue or extend the Term or affect any notice given hereunder prior to the receipt of such monies.

     22.5 If a party fails timely to perform any of its duties under this Agreement, the other party shall have the right (but not the obligation), after the expiration of any grace period specifically provided by this Agreement, to perform such duty on behalf and at the expense of the defaulting party without further notice to that party, and all sums expended or expenses incurred by the non-defaulting party in performing such duty shall be recoverable from the defaulting party.
     22.6 This Agreement is subject to all valid laws, rules and regulations of any duly constituted governmental authority. Nothing contained herein shall be construed as a waiver of any right to question or contest any such laws, rules or regulations.
     22.7 Lessor shall cooperate with Lessee to obtain any and all governmental permits and authorizations required to be obtained by Lessee, and to make any notices to governmental authorities required to be made, in connection with the use and operation of the Pipeline Assets by Lessee pursuant to this Agreement, provided, however, any costs to obtain such permits and authorizations or to provide such notices shall be borne by Lessee.
     22.8 Accounting Adjustments and Imbalances. Retroactive adjustments to payments and performance, and the settlement of imbalances, that arise out of Lessor ownership and operation of the Pipeline Assets or out of any accounting period ending prior to January 1, 2000, shall be the responsibility of Lessor and Lessor-shall indemnify and hold Lessee harmless for the same.

Likewise, retroactive adjustments to payment and performance that arise out of Lessee’s operation of the Pipeline Assets subsequent to January 1, 2000 and until such time, if any, that Lessor resumes operation of the Pipeline Assets shall be the responsibility of Lessee and Lessee shall indemnify and hold Lessor harmless for the same. To the extent cash balancing is not practicable, imbalances may be settled through the physical transfer of gas on a fair and equitable basis as agreed upon by the parties hereto.
     22.9 Gas Quality. Lessee agrees to operate the pipeline according to the gas quality specifications set forth on Schedule 3. Lessor reserves the right to audit and inspect Lessee’s compliance with this Section pursuant to Article XIV hereof.
     22.10 By the Commencement Date or as soon thereafter as reasonable possible, Lessor shall provide Lessee with all records in the possession of Lessor relating to the Pipeline Assets and the Contracts as are reasonably requested by Lessee to exercise its rights and perform its obligations under this Agreement. Lessee will thereupon maintain and keep current all records relating to the Pipeline Assets. Lessor shall have the right to audit and inspect the records maintained by Lessee to ensure Lessee’s compliance with this paragraph and the terms and conditions of this Agreement. Should this Agreement terminate, all records pertaining to the Pipeline Assets shall be returned to Lessor by the termination date or as soon thereafter as is reasonably possible.

     22.11 The schedules and exhibits attached hereto are hereby incorporated in this Agreement by reference.
     22.12 It is the specific intention of the parties hereto that the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a party or not a successor or assignee of a party to this Agreement and, therefore, that there be no third party beneficiary to this Agreement.
XXIII
MEMORANDUM
     Lessor and Lessee shall execute and deliver a short form or memorandum of this Agreement, satisfactory in substance and form to Lessor, for recording in the proper office or offices in the State of Texas.
XXIV
CONCURRENT AGREEMENT
     In the event Lessor and Lessee execute this Agreement, they also shall execute an amendment of that certain Gas Sales and Purchase Agreement between them dated July 1, 1997, which amendment shall provide that the Seller thereunder will be obligated to install EFM downstream of each field booster unit at Seller’s sole cost and expense, but that the Buyer thereunder will own and operate all such EFM.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Lessee: MC PANHANDLE, INC.

ATTEST:

By:	By:

Name:	Name:

Title:	Title:

Lessor: NATURAL GAS PIPELINE
COMPANY OF AMERICA

ATTEST:

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 1
EASEMENTS, PERMITS & REAL PROPERTY
Information regarding Easements, Permits, Real Property and Leased Inventory, if any, will be provided prior to execution of this Agreement.

SCHEDULE 2
THIRD PARTY CONTRACTS IN PANHANDLE GATHERING SYSTEM

MAIN		PIN		CONTRACT	CONTRACT
B/S	WELL NAME	NO.	PRODUCER	NO.	TYPE
2	Comstock Master #1	7929	Comstock Resources	5368	Purchase
2	Comstock Master #2	8182	Comstock Resources	5368	Purchase
2	N. J. Jones / Comstock	8183	Comstock Resources	5368	Purchase
8	Thompson Et Al	5069	Shamrock [ILLEGIBLE]		Transportation
10	MEGG Garrett #1 [ILLEGIBLE]	5070	MEGG, Inc		Transportation
10	MEGG Kilgore	25158	MEGG, Inc	6482	Purchase
10	Holtorf #1	25438	Big Run Production	6682	Purchase
41	R.A. Burnett #1-B	1564	Char-Will Corp.	6029	Purchase
44	McCoy #1	1565	Kimberlin & Miller	311	Purchase
44	Brown #1	1584	Bryan Exploration	5667	Purchase
44	MEGG Taylor #1	25395	MEGG, Inc.	6550	Purchase
46	MEGG McConnell	25246	Werner Oil	6554	Purchase
47	S. B. Burnett 66-A	7852	Conoco	91-6918	Purchase
47	S. B. Burnett 84-A	7854	Conoco	91-6918	Purchase
47	S. B. Burnett 75-A	7853	Conoco	91-6918	Purchase
51	E. B. Johnson A-102	751	Rio Petroleum, Inc.	91-6867	Purchase
51	E. B. Johnson A-101	750	Rio Petroleum, Inc.	91-6867	Purchase
51	E. B. Johnson A-l-G	749	Rio Petroleum, Inc.	91-6867	Purchase

SCHEDULE 3
TO LEASE AND LICENSE AGREEMENT
DATED JANUARY 1, 2000
GAS QUALITY
Gas shall be/contain:
1.	Free of liquids.

2.	Free of dust, gum, etc.

3.	Not more than .25 grain/100 cf of Hydrogen Sulfide (H2S).

4.	Not more than one quarter (.25) grains/100 cf of mercaptans.

5.	Not more than twenty (20) grains/100 cf of total sulfur.

6.	Not more than three (3) percent carbon dioxide (CO2).

7.	Not more than ten (10) parts per million oxygen (02).

8.	Not more than three (3) percent nitrogen (N).

9.	Heating value greater than 975 Btu per cubic foot.

10.	At a flowing gas temperature between 40° and 120° F.

11.	Not more than 400 parts per million hydrogen.
     All gas qualities determined for gas measured at 14.73 psia, 60° F, on a dry basis.

     14.6. Waiver of Default. No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any subsequent default or defaults whether of a [ILLEGIBLE] or a different character.
     14.7. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     14.8. Headings. The headings used for the Articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement.
     14.9. Taxes. The Contract Price is inclusive of all royalties, production taxes, severance taxes, ad [ILLEGIBLE] taxes, or other sums now or hereafter levied on the production of the gas prior to its delivery to Buyer at the Delivery Point(s). All such taxes and royalties shall be [ILLEGIBLE] and paid exclusively by Seller.
     14.10. Special Damages Waiver. THE PARTIES WAIVE ALL PUNITIVE SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES FOR ANY BREACH OF THIS CONTRACT.
     AGREED TO AND ACCEPTED, this 19th day of November, 1996

MidCon Gas Services Corp.		MC Panhandlen, Inc.

By:	/s/ Sharon M. Hillman	By:	/s/

Title:	Vice President Energy Marketing	Title:

AMENDMENT TO GAS SALES AND PURCHASE AGREEMENT
     THIS AMENDMENT is entered into effective March 1, 2000 (“Effective Date”), between Chesapeake Energy Marketing, Inc., an Oklahoma corporation, as Seller, and ONEOK Texas Field Services, L.P., a Texas limited partnership, as Buyer, as successors to the original Seller and Buyer under that certain Gas Sales and Purchase Agreement dated effective July 1, 1997 (“the 1997 Gas Contract”), between MC Panhandle, Inc., as Seller, and MidCon Gas Services Corp., as Buyer.
     WHEREAS, this Amendment is entered into pursuant to that certain Settlement Agreement executed contemporaneously herewith in settlement and compromise of the claims asserted in Chesapeake Panhandle Limited Partnership, et al. v. Kinder Morgan, Inc., et al., United States District Court for the Western District of Oklahoma, Case No. CIV-00-0397-F (“the Settlement Agreement”).
     WHEREAS, in furtherance of the Settlement Agreement, the parties desire to amend the 1997 Gas Contract to extend the term contained in Paragraph 3.1 thereof to a “life of lease” contract, to stipulate that effective July 1, 2002 the Gathering Charge provided for in Paragraph 4.3 of the 1997 Gas Contract shall be (**), to add an arbitration provision, and that Article XIII shall be deleted from the 1997 Gas Contract effective from inception. In all other respects the 1997 Gas Contract shall remain in full force and effect as originally written.
     NOW THEREFORE, in consideration for the mutual covenants contained herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. TERM. The language of Paragraph 3.1 of the 1997 Gas Contract is hereby deleted in its entirety and replaced with the following:
The term of this Agreement shall be for so long as the life of each lease dedicated to this Agreement now or in the future.
     2. REDETERMINATION OF GATHERING CHARGE. The language of Paragraph 4.3(i) of the 1997 Gas Contract is hereby deleted in its entirety and replaced with the following:
The Gathering Charge set forth in Paragraph 4.2 shall remain in effect until June 30, 2002. Effective July 1, 2002 the Gathering Charge set forth in Paragraph 4.2 shall be (**) as follows: (1) (**); (2) (**); and (3) the variable charge component will be (**)

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shall remain in effect for two (2) years from and after July 1, 2002, and then from year-to-year thereafter unless redetermined pursuant to Paragraph 4.3(ii).
     3. ARBITRATION. The following provision shall be, and is hereby, added as Paragraph 4.3(iv) to the 1997 Gas Contract:
          “Any dispute arising out of or relating to the redetermination of the Gathering Charge under Section 4.3 of this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (“CPR Rules”) by three arbitrators, of whom each party shall appoint one. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be selected by mutual agreement of the parties, or if the parties cannot agree, then by the chair of the tribunal as selected under CPR Rule 5. The parties elect the following options and amend the CPR Rules in the following respects:
1.	Notices. CPR Rule 2 is hereby supplemented as follows: All notices required or permitted under the provisions hereof shall be in writing and shall be given by delivery in person; registered mail, return receipt requested; or by Federal Express or other similar courier service providing evidence of delivery, addressed as follows:
a.	If to Seller:

Mr. James C. Johnson Mr. Henry J. Hood Chesapeake Energy Marketing, Inc. P. O. Box 18496 Oklahoma City, OK 73154-0496

Fax: (405) 879-9531 (405) 879-9575

b.	If to Buyer:

ONEOK Field Services P. O. Box 871 Tulsa, OK 74102-0871

Attn: Contract Administration Fax: (918) 588-7499

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ONEOK Field Services 1600 ONEOK Plaza 100 West Fifth Street Tulsa, OK 74103
2.	Commencement of Arbitration. CPR Rule 3 is hereby supplemented as follows: No party may commence arbitration sooner than sixty (60) days after either party has given written notice of a request to redetermine the Gathering Charge as provided for in Paragraph 4.2(ii).

3.	Applicable Laws(s) and Remedies. CPR Rule 10 is hereby supplemented as follows: The substantive law to be applied in connection with the arbitration, and any hearings, trials or proceedings related thereto, shall be the law of the State of Texas.
     4. Option to Lease. The parties agree that Article XIII, inclusive of Paragraphs 13.1, 13.2 and 13.3, and Exhibit “D”, Lease and License Agreement, are hereby stricken from the 1997 Gas Contract in its entirety, effective as of July 1,1997.
     5. Ratification. This Amendment shall be binding upon and inure to the benefit of the parties hereto, including but not limited to their officers, agents, employees, representatives, heirs, assigns, predecessors and successors-in-interest. In all other respects the 1997 Gas Contract is hereby confirmed, ratified and adopted as originally written in every respect.
     EXECUTED THIS                      DAY OF APRIL 2002, BUT EFFECTIVE FOR ALL PURPOSES AS OF THE EFFECTIVE DATE, EXCEPT AS OTHERWISE PROVIDED FOR HEREIN.

Chesapeake Energy Marketing, Inc.		ONEOK Texas Field/Services, L.P.

By	/s/ James C. Johnson	By	/s/ Greg Phillips

	James C. Johnson, President		By and through its General Partner
ONEOK Field Services Company
Greg Phillips
		Its	Vice President

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